Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Fourth Quarter and FY 2022 Financial Results March 1, 2023

Joel Meyer – Chief Legal Officer

Welcome to our Q4 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will provide a business update and discuss Q4 and Fiscal 2022 financial results. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update

Thank you Joel, and good afternoon everyone.

2022 was a transformative year for our company. In a bit, Charles will review the financial highlights from the year. I want to spend time on the strategic highlights, and how they position us in 2023 and beyond.

As you all know, we generate revenue through two primary markets: government and commercial. On the government side, we re-signed our contract with a consortium of the world’s Central Banks two years before expiry, extending it out through the end of the decade. We take great pride in our work to deter global currency counterfeiting and are excited to continue our work with our long-standing and deeply-valued customers, the Central Banks. Moreover, this program is a wonderful testament to the power of our technology, our scalability, and our trustworthiness as a partner, not to mention our ability to build and support a massive, mission critical, multi-national, and multi-stakeholder system, similar to what we are doing in recycling.

On the commercial side, we closed on our acquisition of EVRYTHNG, launched our first products, announced our first major Value-Added Reseller (VAR), repeatedly and publicly proved our ability to make a real impact on the global plastic problem, and signed a multi-year deal with Walmart for an exciting new use case, further strengthening our relationship with the world’s largest retailer.

We have combined our digital watermarking and product cloud capabilities to form the Digimarc Illuminate platform, and on top of that platform have built four products: Digimarc Engage, Digimarc Validate, Digimarc Recycle, and Digimarc Retail Experience. We also continue to progress product candidates along the rigorous process all must endure to become launched products, including intense market research to ensure they address large and growing problems and that Illuminate’s functionality, upon which all of our products are built, provides significant technological differentiation. We prioritize product candidates that have forcing functions, network effects, or other powerful drivers of adoption. We have multiple promising product candidates we are currently progressing.

Our goal is to digitize the world’s products. To accomplish this, we must be easy to begin doing business with and excellent at guiding customers along their Digimarc journey. These simple truths drive everything we do.

On the channel sales side, by licensing Digimarc Illuminate to a growing number of VARs, we not only gain quickly-scalable and high-margin revenue as our VARs go to market with their own products and services built upon our world-leading product digitization platform, we also increase the amount of items that are digitized using our technology. This creates an ever-increasing number of upsell and cross-sell opportunities for both us and our VARs.

On the direct sales side, by building a growing number of our own accretive products upon the Illuminate platform, we are not only ensuring a customer is able to solve the problem that brought them to us today, but also providing them a frictionless path to solve the problems they want to solve tomorrow. Moreover, because our products are accretive, which means that the stand-alone value they provide is increased by the adoption of additional Digimarc products, this frictionless path forward not just solves new problems, it compounds returns from all products, existing and new.

We are building the product digitization market one product and one VAR at a time, solving discrete problems while watching with growing excitement as visionary companies and industry observers begin to understand that by adopting multiple products built on a single platform, our customers can solve for today’s and tomorrow’s discrete problems while positioning themselves to finally achieve true digital transformation as their products are no longer stranded in the analog world.

This is what we mean by being easy to begin doing business with and excellent at guiding customers along their Digimarc journey. This is why we are indifferent as to where our customers decide to begin their Digimarc journey. And this is how we’ll digitize the world’s products, and in so doing, build a new market we are uniquely positioned to lead due to our one-of-a-kind means of identifying an item --our digital watermark -- and the world’s most scalable product cloud.

A perfect example of this is a comment recently made to us by one of the world’s largest CPGs. A current Engage customer, they are looking to dramatically increase their adoption of this product. While they know they can get lower pricing from companies that can provide some of the consumer engagement functionality we are currently providing them, it isn’t just our superior functionality that is keeping them moving forward on their Digimarc journey. It’s their realization that their journey will include Digimarc Recycle and potentially another Digimarc product in the not-too-distant-future. Having all their products on the same platform will provide them accretive value that no stitching together of point solutions, if they were even available, would be able to replicate. This is the power of what we built in 2022. This is what gives us excitement for 2023 and beyond.

Looking ahead, I want to provide an update on two of our products, the two I refer to as our “top-down drivers of product digitization” because of their ability to quickly advance the market we are building.

The first is Retail Experience, which we recently soft launched and about which more is available on our website. While we are excited for a broader launch, it is in our best interest to work with the industry on this product’s rollout. The potential downside of top-down drivers of product digitization is that the very fact they are top-down means we don’t always control all the aspects of that product’s launch. The upside, of course, is that there are top-down drivers encouraging adoption. I would note that a lack of broad publicity about this launch does not mean there is not on-going activity nor real intent from interested parties to drive adoption to modernize the retail experience, an experience where watermarks have moved from a “nice to have” to a “need to have.” As stated on our last call, the Serviceable Addressable Market for Retail Experience is enough to take us well into profitability by itself.

The second is Recycle. While the same top-down driver give-and-take that applies to Retail Experience applies here as well, the two big differences with Recycle are we have been actively advancing Recycle for almost a year, and we are active on multiple continents and with multiple important stakeholders. We believe the per-country TAM for Digimarc Recycle is well into the eight figures and plan to soon publish Recycle pricing on our website to provide requested transparency to multiple important stakeholders. Our activity in two countries, France and Canada, is publicly known.

A few weeks ago, the industry gathered in Pertuis, France, to learn more about the opportunity to make France the European pilot market for Digimarc Recycle. A large CPG announced at this public gathering that they are committed to being part of this Pilot market at scale, and we are in discussions with multiple other brands and retailers about joining them. The group has set aggressive targets for both the scope and timing of initial adoption, and we stand by ready to assist them in their quest to make a real impact on plastics recycling. We are all aware the world is watching. Stay tuned.

Moving to Canada, in Q4 we announced the results of our work with the Circular Plastics Taskforce. What I have found most impressive about this group’s efforts is that they are proving how quickly a small, nimble, dedicated, and motivated group can move to make a real difference to a large and growing problem, and our wonderful partnership with them continues to deepen. Here again we expect to have more to say soon. Our work in Canada is also informing our work in other countries that are further behind both France and Canada, but where we hope to apply the learnings we are gaining in Canada to close that timing gap.

Before I turn the call over to Charles, I want to talk about our path to profitability. We know that to deliver upon the immense value inherent in what we are building, we need to build a financially sustainable business that can deliver what we fully expect to be able to deliver. This includes making sure we are always investing with great responsibility across all areas of our business. We recently made the very difficult decision to streamline in certain areas and re-organize in others, and in so doing, parted ways with some wonderful people and talented teammates. This action was neither a reflection of our prospects or the performance of any impacted teammate. Instead, it was a reflection of our knowing that in order to change the world, we must have a durable business.

The actions we recently took not only have a big impact in reducing our current cash burn, but importantly take us a big step forward on our path to profitability, something that, based on the size of the markets immediately ahead of us, coupled with the world-class contribution margins we enjoy, is squarely in both our focus and line of sight.

I will now turn the call over to Charles to discuss our financial results.

Financial Results

Thank you Riley, and hello everyone.

As we reflect back on 2022, there were a number of strategically important accomplishments to note, as Riley just highlighted, and there were also some important financial developments during the year I want to highlight before I dive into the Q4 numbers.

First, we delivered 85% year-over-year growth in first year commercial bookings, with bookings of $19.1 million in 2022. As a reminder, the commercial market is our largest area of focus given the enormous opportunities we are uniquely positioned to address. If you exclude our Piracy Intelligence product, which we have now completely sunset, our commercial bookings growth was even higher at 160% year-over-year.

Second, we delivered 32% growth in subscription revenue year-over-year, with subscription revenue of $15.2 million in 2022. For the first time in a decade, subscription revenue accounted for over half of our total revenue, which is notable given the sale of our software subscription products is not only our most important product focus but also our most profitable. We earn roughly 80% incremental margins on our software products right now with the potential to increase that to more than 90% at scale. If you exclude Piracy Intelligence, our subscription revenue growth was even higher at 77%.

Third, while service revenue was flat year-over-year at $15 million, we expect service revenue to be higher in 2023. As a reminder, the majority of service revenue comes from software development services we provide to the Central Banks. With the early extension of our contract with the Central Banks, which now runs thru the end of 2029, we expect services revenue from that contract, which were $12.9 million in 2022, to be up over 10% in 2023.

Now as promised I will dive deeper into our Q4 results.

First year commercial bookings were $10 million during the fourth quarter compared to $2.6 million in Q4 last year. Bookings in Q4 last year included $1.3 million from Piracy Intelligence. As I referenced earlier, our Piracy Intelligence product has now been completely sunset so there will be no future bookings or revenues. Excluding Piracy Intelligence, first year commercial bookings increased $8.7 million or 680%. First year commercial bookings in Q4 included the remaining $7.3 million of minimum fees due from the new Walmart contract we signed in Q3 as during Q4 these fees became non-cancelable and payable within the next 12 months.

Total revenue for the quarter was $7.2 million, an increase of $100 thousand or 1% from $7.1 million in Q4 last year.

Subscription revenue, which represented 57% of total revenue in Q4, grew 13% in the quarter from $3.6 million to $4.1 million. There are multiple factors offsetting one another that impact the overall positive trend in subscription revenue. Adding to revenue was the impact of new deals signed during 2022, including the new Walmart contract in Q3, and the addition of subscription revenue from the EVRYTHNG acquisition. These additions were offset by $1.6 million of subscription revenue from Piracy Intelligence recognized in Q4 last year, which included the $1 million sale of non-core patents, versus no revenue in Q4 of this year. Excluding Piracy Intelligence, subscription revenue increased $2.1 million, or 105%.

Service revenue was $3.1 million in the quarter compared to $3.5 million in Q4 last year and was higher than our internal forecasts. The year-over-year decline is due to the recognition of significant project work last year related to HolyGrail 2.0, while services with the Central Banks were marginally higher year-over-year. As a reminder to those modeling our business, our Central Bank business tends to be seasonal, and thus for the last several years, our Q4 services revenue has been down sequentially from Q3.

Gross profit margin for the quarter was 53% compared to 70% in Q4 last year. The decrease in margin reflects $1.1 million, or 15 percentage points, of amortization expense recorded on acquired intangible assets recognized in the acquisition accounting for EVRYTHNG. Excluding amortization, subscription margins were 77% and service margins were 56%.

Non-GAAP gross profit margin, which excludes amortization expense as well as stock-based compensation expense, was 72% for the quarter compared to 74% in Q4 last year. The slight decrease in gross margin was driven by lower subscription gross margins year-over-year, which in turn was largely related to product mix as the legacy EVRYTHNG subscription business carried a lower gross margin than the legacy Digimarc subscription business. As we have worked to combine these two amazing technologies into one seamless platform, we have identified ways to improve our product margins, and expect the combination of cost-outs and revenue growth to drive our subscription gross margins north of 80% in 2023, higher than they were pre-acquisition.

Operating expenses for the quarter were $17.1 million compared to $13.2 million in Q4 last year. The increase reflects $3.1 million of operating expenses from EVRYTHNG post acquisition. Excluding the impact of EVRYTHNG, operating expenses were $900 thousand higher, which included $1.2 million of higher compensation costs for annual compensation adjustments and higher headcount, of which $200 thousand was non-cash stock compensation expense. Additionally, we recorded $300 thousand in non-cash lease impairment charges. The higher compensation costs and lease impairment charges were partially offset by lower other expenses. The lease impairment charges related to adjusting our assumptions regarding the timing of subleasing our prior corporate office in Oregon as well as our decision to abandon our office lease in London.

Non-GAAP operating expenses for the quarter were $14.3 million compared to $10.3 million in Q4 last year. The increase reflects $2.6 million of Non-GAAP operating expenses from EVRYTHNG post acquisition. Excluding the impact of EVRYTHNG, Non-GAAP operating expenses were $1.3 million higher year-over-year, which included $1 million higher cash compensation costs.

On February 16th, we announced a restructuring plan focused on streamlining our operations, removing redundancies and improving operating margins. While our level of optimism regarding our future business prospects only continues to grow, these reductions were the right thing to do to optimize the business for long-term sustainable success. The plan involved a reduction in our workforce of approximately 17%.

We estimate the plan will result in one-time cash charges of approximately $1.5 million and non-cash charges of approximately $600 thousand for accelerated stock compensation expense. We expect that most of these charges will be incurred and the plan will be substantially complete in the first quarter.

The plan should result in approximately $7.4 million in annual cash savings and approximately $700 thousand in stock compensation expense. We are also looking at other, non-headcount related areas of the business where we can streamline operations and reduce costs. Offsetting some of these savings though is the impact of annual compensation adjustments for our employees and generally higher prices for third party products and services due to inflationary pressures.

Net loss per common share for the quarter was 62 cents versus 50 cents in Q4 last year. Non-GAAP net loss per common share, which excludes non-cash and non-recurring items, was 41 cents versus 30 cents in Q4 last year.

We ended the year with $52.5 million in cash and investments.

We used $3.8 million of cash and investments during the quarter compared to $10.9 million in Q4 last year. During Q4, we opportunistically raised $4.7 million of net proceeds under our At-The-Market (“ATM”) program to bolster the balance sheet. We sold 222 thousand shares at an average price of $22.42. The ATM program has $1.9 million available for future sales, although we have no plans to sell any additional stock under the ATM program in Q1 as we assess the opportunities ahead of us. Excluding the net proceeds from the ATM, cash usage would have been $8.5 million.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-K that will be filed with the SEC.

I will now turn the call back over to Riley for final remarks.

Final Remarks

Thanks Charles.

2022 saw us set the foundation for the years ahead, and we are excited to continue to build upon that foundation in 2023 and beyond.  We are seeing momentum across all areas of our business, and are hard at work continuing to increase that momentum as we create a market we are uniquely positioned to lead for years to come, a market that at scale has the opportunity to be as large if not larger than the other legs of the digital transformation stool.  There are trillions of items produced each year, and our goal is to sell multiple Digimarc products into each of them, adding exponentially accretive value as we digitize the world’s products.

Operator, we will now open up the call for questions.